Exhibit 99.1

Jeffrey R. Akens to Succeed Robert Paul as President of Carrington College California

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--May 19, 2014--DeVry Education Group (NYSE:DV), a global provider of educational services, today announced that Jeffrey R. Akens will succeed Robert Paul as president of its Carrington College California effective June 1. The governing board of Carrington College California began an internal and external search following the announcement in March that Paul will succeed David Pauldine as president of DeVry University.

“Jeff has been a key leader in Carrington’s turnaround,” said William Curtis, governing board chair for Carrington College California. “Given his in-depth knowledge of the operations at Carrington, he is the perfect choice to succeed Rob. Under Jeff’s leadership, we are confident that Carrington will continue to focus on quality programs and services, which will drive successful student outcomes.”

Earlier this year, Carrington College California announced its intention to add the campuses of Carrington College to its existing network, which will result in one regionally accredited institution.

Akens had served as president of Carrington College California from 2007 until earlier this year when the two institutions combined home offices. Prior to that, Akens held positions of increasing responsibility at Carrington College California since joining the institution in 1993. Akens earned his Master of Business Administration degree from the Keller Graduate School of Management of DeVry University and holds a Bachelor of Science in Business Administration Management/Government from California State University.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV); member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare, technology, accounting and finance. For more information, please call 630-353-3800 or visit http://www.devryeducationgroup.com.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Larry Larsen, 312-497-0655
llarsen@greentarget.com